As filed with the Securities and Exchange Commission on March 18, 1997
                                                      Registration No. 33-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                JAVA GROUP, INC.
             (Exact name of Registrant as specified in its charter)

Delaware                                                    11-2987370
(State or other jurisdiction                                (I.R.S. employer
of incorporation or organization)                           identification no.)

404-999 Canada Place
Vancouver, British Columbia, Canada                         V6C 3E2
(Address of principal executive offices)                    (Zip Code)

        FINANCIAL PUBLICATION RELATIONS AGREEMENT DATED FEBRUARY 24, 1997
                     BETWEEN THE REGISTRATION AND PAUL CUGNO
                            (Full title of the plan)

                              Robert P. Gillingham
                                Java Group, Inc.
                              404-999 Canada Place
                   Vancouver, British Columbia, Canada V6C 3E2
                     (Name and address of agent for service)

                                 (604) 641-1362
           Telephone number, including area code, of agent for service

                                    Copy to:
                              Eric W. Nodiff, Esq.
                   Dornbush Mensch Mandelstam & Schaeffer, LLP
                                747 Third Avenue
                            New York, New York 10017
                                 (212) 759-3300

                               CALCULATION OF REGISTRATION FEE

=====================================================================================================
                                              Proposed            Proposed
                                               Maximum             Maximum            Amount of
Title of Securities to   Amount to be           Price             Aggregate         Registration
be registered             Registered         Per Share*        Offering Price*           Fee
-----------------------------------------------------------------------------------------------------
Common Stock, par value
$.0001 per share         50,000 shares          $.37               $18,500              $6.00
=====================================================================================================

 * Estimated solely for purposes of calculating the registration fee. Calculated in accordance with Rule 457(c) under the Securities Act of 1933 based upon the price of Common Stock of Java Group, Inc. on the OTC Bulletin Board on March 11, 1997.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

            The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

                  (a) The Registration Statement on Form 10-SB of Java Group,
            Inc. (the "Company"), filed August 16, 1996 (File No. 0-28888), as amended by Amendment No. 1 filed on or about October 16, 1996 and Amendment No. 2 filed on or about November 8, 1996, which became effective on October 15, 1996. The Registration Statement contains a description of the Company's Common Stock.

                  (b) All other reports of the Company filed pursuant to Section
            13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended July 31, 1995.

            All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

            Not Applicable.

Item 5. Interests of Named Experts and Counsel.

            None.

Item 6. Indemnification of Directors and Officers.

            Under Section 145 of the Delaware General Corporation Law, subject to various exceptions and limitations, the Company may indemnify its directors or officers if such director or officer is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except, in the case of an action by or in the right of the Company to procure a judgment in its favor, as to any matter which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty. The Company shall indemnify its directors or officers to the extent that they have been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In addition, Delaware law permits a corporation to limit or eliminate the liability of a director to the corporation and its shareholders for negligent breaches of such directors' fiduciary duties in certain circumstances.

            Article Tenth of the Amended and Restated Certificate of Incorporation of the Company provides that the Company shall indemnify its directors and officers to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights of which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. Furthermore, the Company has given certain undertakings with respect to indemnification in connection with this Registration Statement.

Item 7. Exemption from Registration Claimed.

            Not applicable.

Item 8. Exhibits.

             4.01  -   The Company's Amended and Restated Certificate
                       of Incorporation (Incorporated herein by reference to Exhibit 2(a) to the Company's
                       Registration Statement on Form 10-SB (File No.
                       0-28888).

             4.02  -   Financial Public Relations Agreement dated February 24,
                       1997 between the Company and Paul Cugno.

             5.01  -   Opinion of Dornbush Mensch Mandelstam &
                       Schaeffer, LLP.

            23.01  -   Consent of Dornbush Mensch Mandelstam & Schaeffer, LLP
                       (included in Exhibit 5).

            23.02  -   Consent of Elliott, Tulk, Pryce, Anderson.

            24.01  -   Power of Attorney (included in signature
                       page).

Item 9. Undertakings.

            (a)  The undersigned Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To file a post-effective amendment to remove from registration any of the securities being registered hereunder which remain unsold at the end of the offering.

                  (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on the 11th day of March, 1997.

                                JAVA GROUP, INC.

                                By: /s/ Robert P. Gillingham
                                    ------------------------------
                                    Robert P. Gillingham,
                                    President

                                POWER OF ATTORNEY

            KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert P. Gillingham his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


/s/ Robert P. Gillingham                                     March 11, 1997
-------------------------   President (Principal
Robert P. Gillingham        Executive Officer and
                            Principal Financial
                            Officer) and Director


/s/ Ray Suutari             Director                         March 11, 1997
-------------------------
Ray Suutari


/s/ Greg Lampert            Director                         March 11, 1997
-------------------------
Greg Lampert